Exhibit 14.1

CORENERGY INFRASTRUCTURE TRUST, INC.

CODE OF ETHICS AND BUSINESS CONDUCT

CODE OF ETHICS AND BUSINESS CONDUCT

(as adopted on November 13, 2006 and modified on November 12, 2012)

CorEnergy Infrastructure Trust, Inc.

Code Of Business Conduct

Introduction

CorEnergy Infrastructure Trust, Inc. (the “Company”) is committed to the highest ethical standards and to conducting our business with the highest level of integrity.

Each of us at the Company, including management and members of our Board of Directors, is responsible for maintaining integrity and for complying with the policies contained in this Code. If you have a question or concern about what is proper conduct for you or anyone else, please discuss the question with any member of management, or follow the procedures outlined in this Code.

Purpose of the Code

This Code is intended to:

•	ensure that ethical standards are maintained;

•	help you recognize ethical issues and take the appropriate steps to resolve these issues;

•	assist you in reporting any unethical or illegal conduct; and

•	reaffirm our commitment to a culture within our company that values honesty and accountability.

All personnel will acknowledge annually in writing that they have received a copy of this Code, read it, and understand that the Code contains the Company’s expectations regarding conduct of its personnel.

Conflicts of Interest

You must avoid any conflict, or the appearance of a conflict, between your personal interests and the interests of the Company. A conflict exists when your personal interest interferes with the interests of the Company as a whole, or when you take actions or have interests that may make it difficult for you to perform your job objectively and effectively. For example, a conflict of interest may exist if:

•	you cause the Company to provide you or a member of your family improper personal benefit;

•	the Company invests in companies affiliated with you or a member of your family; or

•	you use any nonpublic information about the Company, our affiliates, our lenders, our clients, or our other business partners for your personal gain, or the gain of a member of your family.

You must disclose conflicts of interest, or actions or relationships that might give rise to a conflict, to the Secretary of the Company. In the event that the Secretary of the Company is involved in the action or relationship giving rise to the conflict of interest, you should disclose the conflict to a member of senior management.

Corporate Opportunities

Each of us has a duty to advance the interests of the Company. Therefore, you may not:

•	take for yourself personally opportunities, including investment opportunities, discovered through the use of your position with the Company, or through the use of the Company’s property or information;

•	use the Company’s property, information, or position for your personal gain or the gain of a family member; or

•	compete, or prepare to compete, with the Company.

Public Disclosure

The Company is committed to a policy of fair, accurate, timely, and clear disclosure to shareholders of material information regarding our business. This policy extends to our filings with the Securities and Exchange Commission and to our other public communications. All individuals involved in our regulatory reporting process and in preparing and making public communications regarding our business must take reasonable steps to comply with this policy, including the steps described in our Policy on Disclosure Controls and Procedures and Internal Controls.

Confidentiality

You must not disclose confidential information regarding the Company, our affiliates, our lenders, our portfolio holdings, our clients, our shareholders, or our other business partners, unless you are informed by the Secretary of the Company that such disclosure is authorized or required by law. Confidential information includes all non-public information that might be harmful to, or useful to the competitors of, the Company, our affiliates, our lenders, our portfolio holdings, our clients, or our other business partners.

Fair Dealing

You must endeavor to deal ethically with companies or individuals with whom we do business or come into contact, including fellow personnel of the Company. Unethical conduct may include:

•	manipulation;

•	concealment;

•	abuse of privileged information; or
•	misrepresentation of material facts.

Protection and Proper Use of Company Assets

The Company’s assets are to be used only for legitimate business purposes. You should protect the Company’s assets and ensure that they are used efficiently.

Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to the Company, it does not interfere with your work duties, and is not related to an illegal activity or to any outside business.

Compliance with Applicable Laws, Rules and Regulations

Each of us has a duty to comply with the laws, rules and regulations that apply to our business. Please talk to the Secretary of the Company if you have any questions about how to comply with these laws, rules and regulations.

Accuracy of Company Records

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. This includes such data as financial records and personnel records.

Financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to the Company’s system of internal controls.

Retaining Business Communications

The law requires us to maintain certain types of corporate records, usually for specified periods of time. The Company has established retention policies. The Company expects all personnel to comply with our published records retention policies. If personnel believe, or the Company informs you, that the Company’s records are relevant to litigation, or potential litigation, then all personnel must preserve those records until the Company determines the records are no longer needed. If personnel have any questions about the records retention policy, please contact the Secretary of the Company.

Open Door Policy

All of us have the duty to help uphold this Code and to maintain a culture at the Company that values honest and ethical behavior. You should report suspected violations of applicable laws, rules, regulations, or the Code to the Secretary of the Company. If for any reason you feel uncomfortable reporting the suspected violation to the Secretary of the Company, or are still concerned after making a report to the Secretary of the Company, you may contact any other member of senior management. If after contacting members of management, you do not believe that your concern has been appropriately addressed you may submit, on a confidential, anonymous basis if you so desire, comments by setting forth such comments in writing and forwarding them to the Chairperson of the Audit Committee, in care of the Secretary of the Company. Such comments should be provided in a sealed envelope to be labeled with a legend: “To be opened by the Audit Committee only.” Personnel may deposit such envelope in the Company’s internal mail system or deliver it by hand to the Secretary of the Company, who will deliver it unopened to the Chairperson of the Audit Committee. If you would like to discuss a matter with the Audit Committee, you should indicate this in the submission and include a telephone number at which you may be contacted if the Audit Committee deems it appropriate. Retaliation or retribution for reporting suspected violations is prohibited.

Sanctions for Code Violations

Violations of the Code will result in appropriate corrective action, up to and including dismissal. If the violation involves potentially criminal activity, the individual or individuals in question may be reported, as warranted, to the appropriate authorities.

Waivers of the Code

Waivers of this Code, if any, will be promptly disclosed to shareholders as required by law. This Code incorporates the provisions relating to disclosure and/or approval of waivers of the Code required by the New York Stock Exchange, or any other national securities exchange or national securities association on which the Company’s securities trade.

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